Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

ETF Managers Capital LLC:

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (Form S-1 No. 333-199190) and related Prospectus of ETF Managers Group Commodity Trust I of our report dated October 28, 2015 with respect to the statement of financial condition of ETF Managers Capital, LLC as of December 31, 2014 and related statements of changes in members' capital and cash flows for the period from inception June 12, 2014 to December 31, 2014 and the related notes to the financial statements.

We also consent to the reference to our firm under the heading "Experts" in the above noted Post-Effective Amendment No. 1 to the Registration Statement.

/s/ Connolly & Company, P.C.
Connolly & Company, P.C.
Warren, NJ 07059
January 4, 2016